Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
May 11, 2011
Contact: Michael J. Wayne Senior Vice President (607) 737-3762 mwayne@chemungcanal.com

Chemung Financial Shareholders Re-elect Directors
Two Retiring Directors Recognized

Chemung Financial Corporation, the holding company of Chemung Canal Trust Company and CFS Group, Inc., announced that its Shareholders have re-elected three members to the corporation’s Board of Directors.  The announcement was made today (May 11, 2011) during the Corporation’s Annual Shareholders Meeting.

Re-elected to the Board were: Bruce W. Boyea, Chairman, President and CEO of Security Mutual Life Insurance Company of New York; Stephen M. Lounsberry, III, President of Applied Technology Manufacturing; and Dr. Thomas K. Meier, President of Elmira College.  Each was re-elected for a three year term.

Dr. Meier joined the Board of Directors in 1988 and Mr. Lounsberry joined in 1995.  Mr. Boyea was appointed to the Board in March 2011. All Directors of the Chemung Financial Corporation are also Directors of Chemung Canal Trust Company.

During the meeting Chemung Financial President & CEO, Ronald M. Bentley, paid tribute to Charles M. Streeter, Jr. and Robert E. Agan who are retiring from the Chemung Financial and Chemung Canal Trust Company boards.  Bentley thanked each for their years of “dedication, commitment and service to our Company.” Streeter joined the Board in 1979 while Agan joined in 1986.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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